EXHIBIT 23

                         Consent of Independent Auditors

The Board of Directors and Shareholders
Linens 'n Things, Inc.:

      We consent to incorporation by reference in the Registration Statements Numbers 333-26819 and 333-26827 on Form S-8 of Linens 'n Things, Inc. and Subsidiaries of our report dated February 4, 1998, relating to the consolidated balance sheets of Linens 'n Things, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Linens 'n Things, Inc.

      Our report refers to the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" effective October 1, 1995 and a change in the policy for accounting for the costs of internally developed software effective January 1, 1995.

KPMG Peat Marwick LLP

New York, New York
March 26, 1998